                         SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( ) Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2)
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 140.14a-11(c) or Section
    240.14a-12
                             Tyson Foods, Inc.
              (Name of Registrant as Specified in Its Charter)

                             Tyson Foods, Inc.
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.
    (1) Title of each class of securities to which transaction applies:

     _____________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:

     _____________________________________________________________________
     (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     _____________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:

     _____________________________________________________________________
     (5) Total fee paid:
     _____________________________________________________________________

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously paid:__________________________________________
     (2) Form Schedule or Registration Statement No.:_____________________
     (3) Filing Party:____________________________________________________
     (4) Date Filed:______________________________________________________

                            Tyson Foods, Inc.
                         2210 West Oaklawn Drive
                     Springdale, Arkansas 72762-6999

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             January 9, 1998

To the Shareholders of Tyson Foods, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 9, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To elect eleven members to the Board of Directors.

     2. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 17, 1997, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the office of the Company's General Counsel, 3422 N. College, Suite 3, Fayetteville, Arkansas 72703.

The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 27, 1997, is being mailed to shareholders together with this Notice and Proxy Statement.

                                        By Order of the Board of Directors


                                                      Mary Rush
                                                      Secretary

Springdale, Arkansas
December 9, 1997

                         YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                              Tyson Foods, Inc.
                           2210 West Oaklawn Drive
                       Springdale, Arkansas 72762-6999

                               PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                              On January 9, 1998
                     SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Tyson Foods, Inc., a Delaware corporation (the "Company"). It is for use only at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 9, 1998, at 10:00 a.m., local time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 9, 1997.

                     OUTSTANDING STOCK AND VOTING RIGHTS

As of September 27, 1997, the outstanding shares of the Company's capital stock consisted of 110,774,912 shares of Class A Common Stock and 102,670,113 shares of Class B Common Stock. The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 17, 1997, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by listing the name(s) of such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against a director but will be counted for quorum purposes. Broker "non-votes" are not relevant to the determination of quorum or whether the proposal to elect directors has been approved.

                           PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of
September 27, 1997, regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:
==========================================================================
Name and Address of                            Number of Shares    Percent
Beneficial Owner        Title of Class        Beneficially Owned  of Class
==========================================================================
Don Tyson and            Class B Common Stock   102,598,560(1)        99.9
Tyson Limited Partnership
2210 W. Oaklawn Drive
Springdale, AR  72762-6999

Brinson Partners, Inc.   Class A Common Stock    11,901,505(2)        10.7
209 South LaSalle
Chicago, IL  60604-1295

Invista Capital          Class A Common Stock     6,798,880(3)         6.1
Management, Inc.
1500 Hub Tower
699 Walnut Street
Des Moines, IA  50309

INVESCO Capital          Class A Common Stock     6,150,086(4)         5.6
Management, Inc.
1315 Peachtree Street, N.E.
Atlanta, GA  30309

(1) Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, Senior Chairman of the Board of the Company, and 101,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a 54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.0620 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John H. Tyson, Vice Chairman of the Board and Director of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, Chairman of the Board and Chief Executive Officer of the Company; Joe F. Starr, Director of the Company;

John H. Tyson; James B. Blair, General Counsel to the Company; and Harry
C. Erwin, Jr. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge, or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership's assets and properties.
The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 350,000 shares of Class A Common Stock of the Company.

(2) A report on Schedule 13G has been filed with the Securities and Exchange Commission by Brinson Partners, Inc. ("Brinson Partners"). Brinson Partners, a registered investment advisor, holds 11,901,505 shares of Class A Common Stock and shares dispositive power with its parent holding companies. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Brinson Partners' Schedule 13G.

(3) Based solely on information obtained from a Form 13F filed by Invista Capital Management, Inc. ("Invista") with the Securities and Exchange Commission in August 1997. The foregoing information has been included in reliance on, and without independent investigation of, the disclosures contained in Invista's Form 13F.

(4) Based solely on information obtained from a Form 13F filed by INVESCO Capital Management, Inc. ("INVESCO") with the Securities and Exchange Commission in November 1997. The foregoing information has been included in reliance on, and without independent investigation of, the disclosures contained in INVESCO's Form 13F.

                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company's two classes of Common Stock, as of
September 27, 1997, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:
=============================================================================
                  Shares of    Percent of    Shares of   Percent of
                   Class A    Outstanding     Class B   Outstanding
                 Common Stock    Class A    Common Stock   Class B  Aggregate
Name of          Beneficially    Common     Beneficially   Common    Voting
Beneficial Owner   Owned(1)       Stock       Owned(1)      Stock  Percentage
=============================================================================
Don Tyson               554,924(2)    0.5   102,598,560(3)   99.9      90.2
Leland E. Tollett(4)  3,110,877       2.8                                *
Joe F. Starr(4)       1,975,033(5)    1.8                                *
Neely E. Cassady      1,226,862       1.1                                *
Gerald M. Johnston      830,952         *                                *
Donald E. Wray          758,629         *                                *
John H. Tyson(4)(6)     291,252         *                                *
Wayne Britt             225,091         *                                *
Barbara A. Tyson(6)     156,615         *                                *
Greg W. Lee             116,089         *                                *
David S. Purtle          90,582         *                                *
Fred S. Vorsanger        51,000         *                                *
Lloyd V. Hackley         10,329         *                                *
Shelby D. Massey          5,778         *                                *
All Directors and Executive
Officers as a Group   9,708,495       8.8   102,598,560(3)   99.9      91.1
(20 persons)

*Indicates ownership or aggregate voting percentage of less than 1%.
(1)Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's employee stock purchase plan and retirement savings plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.

(2) Includes 350,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.

(3) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.

(4) Does not include any shares of Class A and Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland E. Tollett, Joe
F. Starr and John H. Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.

(5) Does not include 674,500 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Mr. Starr is a trustee of the Foundation and disclaims beneficial ownership of all such shares.

(6) Does not include Class B Common Stock owned of record by the Tyson Limited Partnership nor 704,469 shares of Class A Common Stock owned by the Estate of Randal Tyson.

                            ELECTION OF DIRECTORS

The Company's Board of Directors for the ensuing year is currently set at eleven members and may be fixed from time to time by or in the manner provided in the Company's Amended and Restated Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of eleven nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.

Don Tyson, Age 67; Senior Chairman of the Board of Directors of the Company. Mr. Tyson served as Chairman of the Board until April 1995 at which time he was named Senior Chairman. Mr. Tyson has been a director of the Company since 1952. He served as Chief Executive Officer of the Company until March 1991.

Leland E. Tollett, Age 60; Chairman and Chief Executive Officer of the Company. Mr. Tollett was named Chairman of the Board in April 1995. He served as Vice Chairman, President and Chief Executive Officer of the Company since March 1991 and President and Chief Operating Officer from 1983 until 1991. He has been a director of the Company since 1984.

Joe F. Starr, Age 64; private investor. Mr. Starr served as a Vice President of the Company until March 1996. Mr. Starr has served the Company as a director since 1969.

John H. Tyson, Age 44; Vice Chairman of the Board of Directors of the Company. Prior to being named Vice Chairman of the Board in January 1997, Mr. Tyson served the Company as President, Beef and Pork Division and Director of Governmental, Media and Public Relations. Mr. Tyson has also served as Vice President and Director of Engineering/Environmental/Capital Spending, as Vice President of Marketing/Corporate Accounts and as Special Projects Manager. Mr. Tyson has been a director of the Company since 1984.

Shelby D. Massey, Age 64; farmer and private investor. Mr. Massey served as Senior Vice Chairman of the Board of Directors of the Company from 1985 to 1988. He has been a director of the Company since 1985.

Neely E. Cassady, Age 69; Chairman of the Board of Cassady Associates, Inc., and served as an Arkansas State Senator from January 1983 through 1996. Mr. Cassady has been a director of the Company since 1974.

Fred S. Vorsanger, Age 69; private business consultant, Walton Arena Manager and Vice President (Emeritus) of the University of Arkansas. He is a director of McIlroy Bank & Trust Co. of Fayetteville and has served as Mayor and director of the City of Fayetteville, Arkansas. Mr. Vorsanger served as a Vice President of the University of Arkansas from 1968 until 1988. He has been a director of the Company since 1977.

Barbara A. Tyson, Age 48; Vice President of the Company. Ms. Tyson has served in related capacities for the last five years and was previously a Regional Sales Manager in the Foodservice Division. Ms. Tyson has been a director of the Company since 1988.

Lloyd V. Hackley, Age 56; President and Chief Executive Officer, Lloyd V. Hackley and Associates, Inc. Mr. Hackley was President, North Carolina Community College System from 1995 to 1997 and Chancellor and Tenured Professor of Political Science at the Fayetteville State University, Fayetteville, North Carolina, from 1988 to 1995. Mr. Hackley has been a director of the Company since 1992.

Donald E. Wray, 60; President and Chief Operating Officer of the Company. Mr. Wray was named President and Chief Operating Officer in April 1995 after serving as Chief Operating Officer since 1991, and Senior Vice President, Sales and Marketing Division since 1985. Mr. Wray has been a director of the Company since 1994.

Gerald M. Johnston, 55; private investor. Mr. Johnston was Executive Vice President of Finance for the Company from 1981 to June 30, 1996, at which time he resigned and became a consultant to the Company. Mr. Johnston has been a director of the Company since 1996.

Each of the foregoing nominees is currently serving as a director of the Company and was elected at the last Annual Meeting of Shareholders. John H. Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John H. Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

On August 22, 1996, Don Tyson entered into a Stipulation and Consent with the Securities and Exchange Commission ("SEC") pursuant to which Mr. Tyson, without admitting or denying any wrongdoing, consented and agreed to the entry of a Final Judgment permanently enjoining him from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and requiring the payment of a civil money penalty of $46,125. The Stipulation and Consent was entered as a Final Judgment on October 8, 1996, by the United States District Court for the Western District of Arkansas.
The Stipulation and Consent arose as a result of the SEC's investigation of certain purchases and sales of common stock of Arctic Alaska Fisheries Corporation by Fred Cameron, an acquaintance of Mr. Tyson, in June 1992.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing eleven nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board of Directors.

The Board of Directors (the "Board") does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board has a compensation committee (the "Compensation Committee") whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. This committee, comprised of Fred S. Vorsanger, Shelby D. Massey and Neely E. Cassady held one telephonic meeting in addition to one regularly scheduled meeting during fiscal 1997. The Compensation Committee has established a special subcommittee (the "Compensation Subcommittee") thereof comprised of Neely E. Cassady and Fred S. Vorsanger for the purpose of administering the Company's performance-based compensation plans. The Compensation Subcommittee held one telephonic meeting in addition to one regularly scheduled meeting during fiscal 1997.

The Board has an audit committee (the "Audit Committee") to assist it in fulfilling its fiduciary responsibilities for the financial reporting of the Company. Members of the Audit Committee during fiscal 1997 were Fred S. Vorsanger, Neely E. Cassady and John H. Tyson. Mr. Tyson resigned from the Audit Committee and Mr. Lloyd V. Hackley was appointed to the Audit Committee subsequent to fiscal year-end. The Audit Committee met four times during fiscal 1997.

The Board appointed a special committee (the "Special Committee") during 1997 for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee is comprised of Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Neely E. Cassady. The Special Committee held one telephonic meeting in addition to one regularly scheduled meeting during fiscal 1997.

The Board held four regularly scheduled meetings and two telephonic meetings in fiscal 1997. All current directors, other than Joe F. Starr, attended at least 75% of the meetings. Mr. Starr was unable to attend the two telephonic meetings.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the
Senior Chairman, the Chairman and Chief Executive Officer, and the three highest paid executive officers of the Company for such period in all capacities in which they served:
                           SUMMARY COMPENSATION TABLE
                  Annual Compensation        Long-Term Compensation Awards
                  -------------------       -------------------------------
Name and                              Other Annual                All Other
Principal                               Compensa-      Options/   Compensa-
Position  Year    Salary      Bonus       tion          SARs     tion(2,3,4)
===========================================================================
Don Tyson
 Senior Chairman of the Board
         1997    $700,000      -0-    $721,671(1)         -0-     $163,520
         1996     720,000      -0-     979,839(1)         -0-       51,120
         1995     720,000      -0-     973,776(1)         -0-      155,562
Leland E. Tollett,
 Chairman and Chief Executive Officer
         1997    $630,000      -0-         N/A        300,000      $52,448
         1996     607,500      -0-         N/A            -0-       43,132
         1995     600,000      -0-         N/A            -0-       55,800
Donald E. Wray,
 President and Chief Operating Officer
         1997    $419,018      -0-         N/A        150,000      $34,855
         1996     398,869      -0-         N/A         25,000       28,319
         1995     379,688      -0-         N/A            -0-       31,907
David S. Purtle,
 Executive V.P., Operations, Warehousing and Transportation
         1997    $313,595  $81,250         N/A         52,500      $26,086
         1996     294,062      -0-         N/A         32,500       20,878
         1995     278,438      -0-         N/A          2,500       22,794
Wayne Britt,
 Executive V.P., Finance and Chief Financial Officer
         1997    $309,793  $81,250         N/A         60,000      $24,145
         1996     246,250      -0-         N/A         32,500       17,484
         1995     216,250      -0-         N/A          2,500       17,664
Greg W. Lee,
 Executive V.P., Sales, Marketing, and Technical Services
         1997    $309,793  $81,250         N/A         52,500      $25,763
         1996     275,000      -0-         N/A         32,500       19,525
         1995     253,750      -0-         N/A          2,500       18,017

(1) In 1997, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $414,817 and $288,859, respectively. In 1996, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $571,720 and $398,119, respectively. In 1995, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $566,046 and $380,245, respectively.

(2) In 1997, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Purtle, Britt and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $35,000; $31,500; $20,951; $15,680; $14,539 and $15,490 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $17,120; $14,548; $7,504; $4,006; $3,205 and $3,873 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400; $6,400 and $6,400 on behalf of each executive, respectively, to match a portion of 1997 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $105,000, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

(3) In 1996, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Purtle, Britt and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $36,000; $30,375; $19,943; $14,703; $12,313 and $13,750 for each named executive, respectively; and (ii) Company contributions to the Executive Savings Plan of $15,120; $12,758; $8,376; $6,175; $5,171 and $5,775 on behalf of each named executive, respectively, to match a portion of 1996 pretax elective deferral contributions (included under salary) made by each person to such plans. There were no premium payments under split dollar life insurance policies on Mr. Tyson in 1996.

(4) In 1995, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Purtle, Britt and Lee: (i) Company matching contributions to the Employee Stock Purchase Plan of $36,000; $30,000; $18,984; $13,922; $10,813 and $12,688 for each named executive, respectively; and (ii) Company contributions to the Executive Savings Plan of $30,960; $25,800; $12,923; $8,872; $6,851 and $5,329 on behalf of each named executive, respectively, to match a portion of 1995 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $88,602, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
The following table shows all individual grants of stock options to the named executives during the fiscal year ended September 27, 1997.
                 Individual Grants                       Potential Realizable
                 =================                        Value at Assumed
                Number of                                   Annual Rates of
                Securities                                   Stock Price
               Underlying  % of Total                       Appreciation
                Options/  Options/SARs   Exercise         for Option Term (2)
                  SARS     Granted to    or Base          ------------------
                 Granted    Employees     Price   Expiration
Name               (1)   In Fiscal Year   ($/Sh)     Date      5%       10%
----               ---   --------------   ------     ----      --       ---
Don Tyson           ---      ---          ---      ---        ---        ---
Leland E. Tollett 300,000    8.3%     $17.9167  10/03/06 $3,380,315 $8,566,382
Donald E. Wray    150,000    4.2%      17.9167  10/03/06  1,690,157  4,283,191
Wayne Britt        60,000    1.7%      17.9167  10/03/06    676,063  1,713,276
David S. Purtle    52,500    1.5%      17.9167  10/03/06    591,555  1,499,117
Greg W. Lee        52,500    1.5%      17.9167  10/03/06    591,555  1,499,117
                                   10

(1) These shares were granted with respect to the Company's Class A Common Stock for a ten-year period beginning as of October 3, 1996. The options do not qualify as "incentive stock options" under the Internal Revenue Code. The exercise price of $17.9167 was the fair market value of the Class A Common Stock on the date of the grant. Vesting at 20% begins on October 3, 1999, the end of the third year, and continues at 20% for each subsequent year until all shares are vested on October 3, 2004. Options not exercised expire on October 3, 2006. Unvested options are forfeited upon termination of employment.

(2) As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rates shown compounded annually from the date of grant until the end of the ten-year option term and is not intended to forecast appreciation in stock price. Tyson's stock price at the end of the ten-year term based on a 5% annual appreciation would be $29.18; and on a 10% annual appreciation would be $46.47.

                   OPTION/SAR EXERCISES AND HOLDINGS
The following table sets forth information with respect to the named executives concerning unexercised options and SARs held as of the end of the fiscal year.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION/SAR VALUES
                                                 Number of
                                                 Securities       Value of
                                                 Underlying      Unexercised
                                                 Unexercised    In-the-Money
                                                 Options/       Options/SARs
                                                  at FY-End      at FY-End(1)
                                                 -----------    ------------
                       Shares                    Unexercised
                     Acquired on    Value    Exer-   Unexer-  Exer-    Unexer-
Name                  Exercise    Realized  cisable  cisabl   cisable  cisable
----                 ------------ --------  -------  -------  -------  -------
Don Tyson                ---        ---      ---     ---        ---       ---
Leland E. Tollett        ---        ---     7,500   311,250  $65,756 $1,679,874
Donald E. Wray           ---        ---     7,500   198,750   65,756  1,212,036
Wayne Britt              ---        ---     7,500   123,750   65,756    860,439
David S. Purtle          ---        ---     7,500   116,250   65,756    820,908
Greg W. Lee            3,750      $26,850   3,750   116,250   32,878    820,908

(1) Amounts represent the market value ($23.19) less the exercise or base price for all shares underlying unexercisable options as of September 27, 1997.

Director Compensation
---------------------
Neely E. Cassady, Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Joe F. Starr, outside directors serving on the Board, receive an annual retainer of $25,000, while Don Tyson, Leland E. Tollett, John H. Tyson, Barbara A. Tyson, Donald E. Wray and Gerald M. Johnston, directors who are also employees or consultants of the Company, receive $2,500 per meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangement Upon Termination of Employment
------------------------------------------
The Company and Don Tyson executed an employment contract on August 1, 1997, providing for his active employment through December 31, 1998, which employment is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The annual salary under this contract is a minimum of $600,000 per annum, a reduction from a minimum of $720,000 per annum under a prior employment contract. If Mr. Tyson becomes disabled while serving as an employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to one-half of his average total compensation (salary, bonuses and payments relating to travel and entertainment) (the "Average Annual Compensation") for the three years immediately prior to the date of his disability. In the event of his death while serving as an employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to
(i) 50% of his Average Annual Compensation for the three years immediately prior to the date of his death, or (ii) if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive, for the remainder of his life, annual compensation for certain advisory services he has agreed to perform in an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.

                     REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board was comprised during fiscal 1997 of Messrs. Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady. The Compensation Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Messrs. Vorsanger and Cassady, for the purpose of administering awards under the Company's performance-based compensation plans as required by the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 1997.

Compensation Policy
-------------------
The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with (i) bonuses based upon corporate performance and individual initiatives and performance, (ii) equity-based compensation and (iii) incentive and deferred compensation. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted OBRA which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." OBRA is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives during the last fiscal year. With respect to stock-based compensation, the Company's Amended and Restated Nonstatutory Stock Option Plan takes advantage of an exemption from OBRA for stock option grants.

Performance Measures
--------------------
In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share, return on assets, return on equity, sales growth and total return to shareholders. These factors are compared with problems and advantages that are unique to the industry, performance in prior years and performance of other companies in the industry. Although the Company has a diversified food products line, approximately 85% of the Company's revenues in fiscal 1997 was derived from the sale of poultry and poultry products.

Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compares its performance against a peer industry group currently consisting of Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc. Although there are other producers of poultry and poultry products, the Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.

Fiscal 1997 Compensation
------------------------
For fiscal 1997, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) stock option grants under the Company's Nonstatutory Stock Option Plan, and

(v) contributions under the Company's broad-based Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions.

Base Salary
-----------
Executives' base salaries are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. In reviewing base salaries, national surveys prepared by third-party consultants are utilized. The surveys are not limited to the Company's peer industry group but rather are comprised of regional and national companies of similar size and complexity. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole approximate the median level derived from comparative survey data.

Cash Bonuses
------------
Cash bonuses have historically been awarded to executive officers and other members of management from a bonus pool determined annually by the Compensation Committee upon the recommendation of management. The amount of the bonus pool has been based upon a subjective determination after considering a number of factors including attainment of performance goals, prior year's performance, performance of the peer industry group, general economic conditions, and the relative mix between cash and long-term compensation.

The Company implemented a bonus plan for fiscal 1997 under which bonus compensation for executive officers and other members of management would be paid at 100% of targeted levels upon the attainment of two performance goals, a 7% return on beginning assets coupled with a 10% increase in earnings per share. Within these parameters, actual bonuses were to be subjectively determined after consideration of the attainment of performance goals as well as the other factors discussed above.

A number of events occurred in fiscal 1997 that affected achievement of the Company's performance goals including a continuation of the same problems encountered in 1996, such as (i) high grain costs, (ii) an excess supply of competing meats, and (iii) the temporary ban of imports of U.S. chicken into Russia. Fiscal 1997 earnings per share increased by 112.5% compared to 1996, with a total increase over five years of 10.4%, or 2.0% compounded annually. Return on beginning assets for fiscal 1997 was 4.1% compared to 2.0% in fiscal 1996. Return on beginning shareholders' equity for 1997 was 12.1% compared to 5.9% in 1996. Total return to shareholders (total stock price plus reinvested dividends) for fiscal 1997 was 32.0%, compared to 1.0% in 1996 with a total return over the past five years of 10.2%. Sales in fiscal 1997, excluding sales from certain divested assets, increased 4.5% over sales from fiscal 1996, with a total increase over the last five years of approximately 52.5% or 8.8% compounded annually. These improvements in 1997 were attributable to improvements in grain prices and product mix, cost containments and increased efficiencies.
Although 1997's performance measurements exceeded those of 1996, they remain below the standards the Company has set for itself and below the performance goals established under the bonus plan for the awarding of bonuses at 100% of targeted levels. However, because of improvements in both operating and financial performance, all of which occurred in the face of the impact of the adverse external factors discussed above, the Compensation Committee subjectively determined, after receiving the recommendation of the Company's Chief Executive Officer and considering the performance factors discussed above, to award bonuses to certain executive officers and other members of management, although at levels substantially below the target amounts.

Stock-Based Compensation
------------------------
The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options are an effective incentive for executives and managers to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of option grants in prior years and individual performance and potential contribution to the Company. Based upon these factors, the Compensation Subcommittee, during fiscal 1997, granted options on October 3, 1996, to purchase a total of 3,598,275 shares of Class A Common Stock to executive officers and managers at an exercise price of $17.9167 per share, which equaled the fair market value of the stock on the date of grant adjusted for the three-for-two split. (Such options were not Incentive Stock Options under the Internal Revenue Code, which means that the officers will have to pay taxes upon the exercise of the options and the Company will receive a corresponding tax deduction.) In light of previous grants and existing compensation levels, the Compensation Subcommittee deemed it appropriate to grant options to the Company's Chairman and Chief
Executive Officer as described in the Summary Compensation Table. The Compensation Subcommittee did not award any restricted shares of Class A Common Stock under the Company's Restricted Stock Bonus Plan.

Senior Chairman and CEO Compensation
------------------------------------
The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman, and Leland E. Tollett, Chairman and Chief Executive Officer, is to provide compensation which is competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders. While
Mr. Tyson's base salary is set by contract, the Compensation Subcommittee believes that Mr. Tollett's base salary is below the median level of compensation for similar positions in similar sized companies. Effective fiscal 1995, the Compensation Subcommittee (with the approval of the Shareholders of the Company) adopted the Senior Executive Performance Bonus Plan for Messrs. Tyson and Tollett in order to comply with the provisions of OBRA. The performance-based plan provides that Messrs. Tyson and Tollett are entitled to receive a pro-rata percentage of a "bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Subcommittee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

Based upon Messrs. Tyson's and Tollett's pro-rata percentage of the bonus pool, the Compensation Subcommittee has determined that they would have been eligible for a cash bonus in fiscal 1997 of $2,998,121 and $1,284,909, respectively. However, because the Company's 1997 performance measures were below the goals that they have set for the Company, Messrs. Tyson and Tollett refused to accept any bonuses, if granted. The Company's President and Chief Operating Officer, Donald Wray, also declined a bonus. The Compensation Committee therefore did not award any bonuses to Messrs. Tyson, Tollett or Wray.

Summary
-------
The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1997 adequately reflect the Company's compensation goals and policies.
                                                    Fred S. Vorsanger*
                                                    Neely E. Cassady*
                                                    Shelby D. Massey
*Members of Compensation Subcommittee

                              COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.
                                 [GRAPH]
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    (Tyson Foods, S&P 500, Peer Group)

                   Base    Return    Return    Return    Return    Return
                   Sept.    Sept.     Sept.     Sept.     Sept.     Sept.
                   1992     1993      1994      1995      1996      1997
                   ----     ----      ----      ----      ----      ----
Tyson Foods        100     95.69     107.78    121.09    120.85    159.93

S&P 500            100    113.00     117.17    152.02    182.93    256.92

Peer Group
Weighted           100    128.91     175.99    160.56    164.56    228.51
Average
                     Source S&P Compustat Services, Inc.

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1992.

The above graph compares the performance of the Company with that of the S&P 500 Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc. These companies were approved by the Compensation Committee.


CERTAIN TRANSACTIONS
====================
The Company has historically engaged in loans, lease agreements and other transactions with various of its executive officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 1997. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All new related party transactions are reviewed by the Special Committee.

Loans
-----
During fiscal 1997, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its executive officers, directors or affiliates.

Other Transactions
------------------
The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

1. During fiscal 1997, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $759,000; (ii) a partnership of which John H. Tyson and the Estate of Randal Tyson are partners, $336,000; (iii) a partnership in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners, $1,313,080;
(iv) the Tyson Children Partnership of which John H. Tyson is a partner, $540,000; (v) Estate of Randal Tyson, $120,000; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $27,965; (vii) Leland E. Tollett, $226,486; (viii) certain entities controlled by Joe F. Starr, $105,500; (ix) Gerald M. Johnston, $395,975; (x) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners, $98,880; and
(xi) an entity with which Wayne Britt, Executive Vice President and Chief Financial Officer, is affiliated, $150,037.

2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson, on a month-to-month basis with aggregate payments of $230,592 for fiscal 1997. Additionally, the Company has a lease arrangement with Don Tyson for the use of a boat with aggregate payments of $226,560.

3. The Company leased various properties including four hatcheries, a cold storage distribution facility and the Company's administrative offices from the Tyson Foods, Inc. Employee Profit Sharing Plan and Trust. Aggregate lease payments of $2,339,032 were made during fiscal 1997. The Company purchased these properties from the Employee Profit Sharing Plan and Trust prior to fiscal 1997 year-end. (See No. 9 below.)

4. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen Research and Development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 1997.

5. Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 1997, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $6,899,370; Joe F. Starr, $1,756,563; Barbara A. Tyson, $1,654,963; and John H. Tyson, $1,843,061.

6. During fiscal 1997, the Company had contracts for poultry growout services with (i) an entity in which Donald E. Wray and Gerald M. Johnston are partners with aggregate payments of $172,903; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $61,469.

7. The Company has entered into an agreement with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $2,125,076 for fiscal 1997 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,024,359 for fiscal 1997 pursuant to such agreement.

8. During fiscal 1997, the Company sold chicken products at market prices for a total amount of $2,481,721 to a company in which the adult son of Gerald M. Johnston holds a substantial interest.

9. During 1996, the Company announced it was terminating the Tyson Foods, Inc. Profit Sharing Plan and Trust (the "Plan") which held, among other assets, 2,250,000 shares of the Company's Class A Common Stock as well as certain real estate leased to the Company (see No. 3 above). During fiscal 1997, the Company purchased such shares for $52,593,750 and such real estate for $33,142,000. The purchase price for the shares was based upon their then fair market value as quoted on the Nasdaq National Market. The purchase price for the real estate was based on the higher of the Plan's cost or the market value, as determined by an independent fiduciary. It is anticipated that the Plan will make distributions to all Plan participants, including certain executive officers, in fiscal 1998.

  COMPLIANCE WITH SECTION 16(a) of the SECURITIES EXCHANGE ACT of 1934

The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to directors and executive officers have been complied with.
                           AUDITORS TO BE PRESENT

A representative of Ernst & Young LLP, the Company's auditors for fiscal 1997 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company on or before August 11, 1998, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a8 under the Securities Exchange Act of 1934.
                           EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                       ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 17, 1997, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                                OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors


                                                   Mary Rush
                                                   Secretary
December 9, 1997

(FRONT)                       TYSON FOODS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 9, 1998

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on January 9, 1998, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

To fix the number of directors for the ensuing year at eleven (11) and to elect eleven (11) directors:

Don Tyson, John H. Tyson, Joe F. Starr, Neely E. Cassady, Fred S.
Vorsanger, Leland E. Tollett, Shelby D. Massey, Barbara A. Tyson, Lloyd V. Hackley, Donald E. Wray, Gerald M. Johnston

To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(BACK)

Please mark your vote as in this example. [X]

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED NOMINEES.

                                            FOR       WITHHOLD
1. Election of Directors (See Reverse).     [ ]         [ ]

If you wish to withhold authority to vote for any nominee(s),list such nominee(s) name(s) below.

------------------------------------------------------------------

2. To consider and act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

 FOR       WITHHOLD
 [ ]         [ ]


I PLAN TO ATTEND THE MEETING. [ ]

                                 (The signature(s) should be exactly as
                                 the name appears at left. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

Please sign, date and return this proxy as soon as possible.


SIGNATURE(S)             DATE

------------------------------------------------------------------------


SIGNATURE(S)             DATE

------------------------------------------------------------------------